EXHIBIT 10.45
ACKNOWLEDGEMENT AND RELEASE AGREEMENT
     J.S.B. Jenkins, President and CEO of Tandy Brands Accessories, Inc. (the “Company”), an individual (hereinafter referred to as “Executive”), and the Company, in consideration of the mutual agreements and covenants set forth in this Acknowledgement and Release Agreement (“Agreement”), hereby agree as follows:
W I T N E S S E T H:
     WHEREAS, the Company established the Tandy Brands Accessories, Inc. Supplemental Executive Retirement Plan (the “SERP”), effective as of January 1, 2003, to provide retirement income to a select group of key management personnel and highly compensated employees who contribute materially to the continued growth, development and future of the business success of the Company;
     WHEREAS, Executive was a participant in and had accrued a benefit under the terms of the SERP;
     WHEREAS, the Company has determined that it is in the Company’s best interest that the SERP be terminated;
     WHEREAS, Section 5.1 of the SERP provides that the Company reserves the right to amend or terminate the plan when, in the sole opinion of the Company, such amendment or termination is advisable;
     WHEREAS, the Company and Executive have mutually agreed that, in connection with the termination of the SERP, it is in the Company’s and Executive’s best interests to enter into this Agreement pursuant to which the Executive will waive his right to any benefit which he had accrued under or to which he would be entitled as a result of the termination of the SERP in return for the benefits described herein;
     WHEREAS, the Company and Executive agree that, in connection with the termination of the SERP, Executive shall be entitled to a benefit equal to (i) the balance, as of the effective date of the termination of the SERP and after the payment of any other benefits due and payable under the SERP to any other participants in the SERP, of any funds remaining in the rabbi trust (the “Trust”) established by the Company for the purpose of setting aside amounts to assist the Company in satisfying its obligation under the SERP (the “Present Benefit”), plus (ii) beginning with the 2006 fiscal year and continuing until June 30, 2008, an additional $330,593 for each such fiscal year will be accrued on the books of the Company, or, at the Company’s discretion, contributed to the Trust (the “Future Benefit,” and, together with the Present Benefit, the “Benefits”); provided, however, that Executive remains employed with the Company for the fiscal year; and, provided further, however, that Executive is still employed with the Company on the last day of any such fiscal year; and
     WHEREAS, the Company and Executive (i) acknowledge that the benefits provided under this Agreement are subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) agree, notwithstanding any provision of this

Agreement to the contrary, that to the extent any provision of this Agreement is found, prior to the end of any permitted transition period authorized by the Internal Revenue Service, to violate section 409A of the Code or any official guidance issued by the Internal Revenue Service with respect to section 409A of the Code, they will modify terms of this Agreement the extent necessary to comply with the requirements of section 409A of the Code.
     NOW, THEREFORE, by the Company’s and Executive’s signatures below,
     Executive acknowledges and agrees that Executive’s Present Benefit will continue to be held by the Trust and will be invested by the Trust in accordance with the terms of the Trust as from time to time in effect during the term of this Agreement until Executive, Executive’s Contingent Annuitant, as such term is defined under the terms of the SERP, or such other beneficiary as Executive may designate, provided such beneficiary designation is in a form acceptable to the Company, is entitled to receive the Present Benefit as herein provided.
     The Company acknowledges and agrees that, beginning with the 2006 fiscal year and continuing for each fiscal year thereafter until June 30, 2008, an additional $330,593 for each such fiscal year will be accrued on the books of the Company, or, at the Company’s discretion, contributed to the Trust, for the benefit of Executive; provided, however, that Executive remains employed with the Company for the fiscal year; and, provided further, however, that Executive is still employed with the Company on the last day of any such fiscal year. If any part of the Future Benefit is accrued on the books of the Company, it shall accrue interest at a rate per annum equal to the Company’s cost of borrowing in effect from time to time during the term of this Agreement until Executive, Executive’s Contingent Annuitant, as such term is defined under the terms of the SERP, or such other beneficiary as Executive may designate, provided such beneficiary designation is in a form acceptable to the Company, is entitled to receive the Future Benefit as herein provided. If any part of the Future Benefit is contributed to the Trust, such funds will be invested by the Trust in accordance with the terms of the Trust as from time to time in effect during the term of this Agreement until Executive, Executive’s Contingent Annuitant, as such term is defined under the terms of the SERP, or such other beneficiary as Executive may designate, provided such beneficiary designation is in a form acceptable to the Company, is entitled to receive the Future Benefit as herein provided.
     Executive acknowledges that the Benefits, together with any and all earnings thereon under the terms of the Trust or interest accrued on the books of the Company as herein provided, all as described in this Agreement, are in full accord and satisfaction of any obligation the Company originally had with to Executive pursuant to the terms of the SERP, and Executive releases the Company from any and all obligations which may exist under the SERP with respect to the provision of benefits to Executive pursuant to its terms.
     Executive requests that Executive’s Benefits under this Agreement, together with any and all earnings thereon under the terms of the Trust or interest accrued on the books of the Company as herein provided, be paid:

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     ☑ in a lump sum in cash as soon as is administratively practicable following Executive’s termination of service with the Company.
     ☐ in ___equal annual installments payable as soon as administratively practicable following the January 1st of each calendar year with the first payment to begin as soon as is administratively practicable following Executive’s termination of service with the Company.
     Executive acknowledges that if Executive dies prior to receipt of the entire amount of the Benefits, together with any and all earnings thereon under the terms of the Trust or interest accrued on the books of the Company as herein provided, due to Executive under the terms of this Agreement, any amount remaining due and payable under this Agreement will be paid to Executive’s Contingent Annuitant, as such term is defined under the terms of the SERP, or such other beneficiary as Executive may designate provided such beneficiary designation is in a form acceptable to the Company.
     Executive understands and acknowledges that the benefit otherwise payable under this Agreement shall be to the extent applicable to such benefit governed by terms of the SERP on the date the SERP was terminated.
     The Company and Executive (i) acknowledge that the benefits provided under this Agreement are subject to the requirements of section 409A of Code, and (ii) agree, notwithstanding any provision of this Agreement to the contrary, that to the extent any provision of this Agreement is found, prior to the end of any permitted transition period authorized by the Internal Revenue Service, to violate section 409A of the Code or any official guidance issued by the Internal Revenue Service with respect to section 409A of the Code, they will modify terms of this Agreement the extent necessary to comply with the requirements of section 409A of the Code.
     This Agreement shall become effective and in full force and effect on the day and at the time the SERP is terminated in accordance with its terms. If the SERP is not terminated, then this Agreement shall be of no force and effect, and all Executive’s rights under the SERP shall remain in full force and effect.
Executed this 19th day of August, 2005.

TANDY BRANDS ACCESSORIES, INC.

By:	/s/ Mark J. Flaherty

Its:	Chief Financial Officer

J.S.B. JENKINS

/s/ J.S.B. Jenkins

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